Exhibit 10.4

AMCOL INTERNATIONAL CORPORATION
CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (the “Agreement”) is made and entered into as of March 11, 2011 by and between Donald Pearson (the “Executive”) and AMCOL International Corporation, a Delaware corporation (the “Company”).

WHEREAS, it is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control transaction.

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities.

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

WHEREAS, the Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

WHEREAS, the Board believes that it is imperative to provide Executive with severance benefits upon Executive’s termination of employment in connection with a Change of Control to provide enhanced financial security and incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of a Change of Control.

NOW, THEREFORE, EXECUTIVE AND THE COMPANY AGREE AS FOLLOWS:

1.   Term of Agreement.  This Agreement shall become effective on June 11, 2011 (the “Effective Date”) and shall terminate on  June 11, 2014 (the “Termination Date”), or upon termination of Executive’s employment more than 120 days prior to or more than one year after a Change of Control, whichever comes first.  As a further clarification of the foregoing, Executive will be entitled to the benefits provided under Section 3(a) and Section 4 of this Agreement in the following circumstances: (i) if a Change of Control occurs prior to the Termination Date and within twelve (12) months following the Change of Control, Executive’s employment is terminated involuntarily by the Company for any reason other than for Cause, Executive’s death or Executive’s Disability, or by Executive pursuant to a Voluntary Termination for Good Reason; or (ii) if prior to the Termination Date, Executive’s employment is terminated involuntarily by the Company for any reason other than for Cause, Executive’s death or Executive’s Disability, or by Executive pursuant to a Voluntary Termination for Good Reason and within one hundred twenty (120) days of such termination a Change of Control occurs.

2.   At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law.  Executive understands that nothing in this Agreement modifies Executive’s “at-will” employment status with the Company and the Company or Executive may terminate the employment relationship at any time, with or without cause.

3.   Change of Control Severance Benefits.

(a)   Involuntary Termination Other Than For Cause, Death or Disability or Voluntary Termination for Good Reason In Connection With A Change of Control.  If, within one hundred twenty (120) days prior to the occurrence of a Change of Control or within twelve (12) months following the occurrence of a Change of Control, Executive’s employment is terminated involuntarily by the Company for any reason other than for Cause, Executive’s death or Executive’s Disability, or by Executive pursuant to a Voluntary Termination for Good Reason and the termination constitutes a “separation from service” under Section 409A of the Internal Revenue Code of 1986 (the “Code”), then, subject to subsection (iii) below, the Company shall provide Executive with the benefits set forth below:

(i)   Cash Award.  A lump sum payment in an amount equal to two times the sum of (A) the Executive’s base salary immediately prior to the Change of Control and (B) the target bonus amount for Executive under the Company’s annual bonus program with respect to the year of the Change of Control. This lump sum payment shall be paid on the sixtieth (60th) day after Executive’s “separation from service” or the Change of Control, whichever is later.

(ii)   Entire Change of Control Benefits.  All of the foregoing benefits, together with those benefits provided in Section 4 hereof, shall replace and be in lieu of any other benefit to which Executive would otherwise be entitled in connection with a Change of Control, except as otherwise provided in the Company’s long-term equity incentive plans or cash incentive plans or any award agreements under such plans.

(iii)          Release.  Notwithstanding the above provisions of this Section 3(a), the Company shall not be obligated to provide the benefits under this Section 3(a) unless prior to the sixtieth (60th) day following Executive’s “separation from service” within the meaning of Code Section 409A (or Change of Control, if later) Executive has executed and delivered to the Company a general release of claims against the Company and its affiliates in substantially the form set forth on Exhibit A hereto (the “Release”) and the revocation period set forth in the release has expired.

(b)   Voluntary Resignation; Termination For Cause.  If Executive’s employment terminates by reason of Executive’s voluntary resignation (which is not a Voluntary Termination for Good Reason), or if Executive is terminated for Cause, then Executive shall not be entitled to receive severance or other benefits pursuant to this Agreement.  In such event, Executive shall receive all earned but unpaid compensation as may be required by law or pursuant to any other effective plan or agreement of or with the Company.

(c)   Disability; Death.  If Executive’s employment with the Company terminates as a result of Executive’s Disability, or if Executive’s employment terminates due to the death of Executive, then neither Executive nor Executive’s estate shall be entitled to receive severance or other benefits pursuant to this Agreement.  In such event, Executive or Executive’s estate shall receive all earned but unpaid compensation as may be required by law.  If Executive dies following the termination of his employment under the circumstances described in Section 3(a) above, then Executive’s estate shall be entitled to the benefits provided in Section 3 above.

(d)   Termination Apart from Change of Control.  If Executive’s employment is terminated for any reason more than one hundred twenty (120) days prior to the occurrence of a Change of Control or more than twelve (12) months following the occurrence of a Change of Control, then Executive shall not be entitled to receive severance or other benefits pursuant to this Agreement.  In such event, Executive shall receive all earned but unpaid compensation as may be required by law or pursuant to any other effective plan or agreement of or with the Company .

(e)   Sale of a Segment.  If the Company sells a majority of the stock or assets of an operating business segment (other than the transportation segment) and such sale does not otherwise constitute a Change of Control under this Agreement, and at the time of the sale, Executive is the chief executive officer of such segment, then the sale of a majority of the stock or assets of such segment shall be treated as a Change of Control for the Executive for purposes of Section 3(a), subject to the following:

(i)   Definition of Segment.  An operating business segment (other than the transportation segment) shall be considered a segment for purposes of this Section 3(e) if the Company classifies it as a segment in its most recent filing with the Securities and Exchange Commission prior to the sale.  As of the Effective Date, the Company has three such operating business segments: Minerals and Materials; Environmental; and Oilfield Services.

(ii)   Termination of Employment.  An Executive will not be considered to have terminated employment if he is offered employment with the purchaser of the segment on substantially similar terms as his employment with the Company prior to the sale.

(iii)   Cash Award Calculation.  For purposes of calculating the cash award under Section 3(a)(i)(B), the target bonus amount for Executive under the Company’s annual bonus program with respect to the year immediately preceding the sale of the segment (or the year immediately preceding the termination of employment, if earlier), will be used instead of the target bonus amount with respect to the year of sale of the segment.

4.   Acceleration of Vesting of Equity Awards and Payment of Prorated Annual Bonus.

(a)           Acceleration of Vesting of Equity Awards.  If a Change of Control occurs during the term of this Agreement (including the sale of a segment as provided under Section 3(e) above), all outstanding stock options, restricted stock awards and other equity compensation granted to Executive prior to or after the Effective Date shall become fully vested and exercisable upon the effective date of a Change of Control (to the extent permitted by the terms of the relevant equity compensation plan or award agreement) and will remain exercisable during the thirty (30) day period commencing on the effective date of such Change of Control, to the extent shares of the Company’s common stock remain outstanding following such effective date, but in no event beyond the date any equity awards would otherwise expire but for the Change of Control, except as otherwise required with respect to an award intended to qualify as performance-based compensation under Section 162(m) of the Code.

(b)           Payment of Prorated Annual Bonus.  If a Change of Control occurs during the term of this Agreement (including the sale of a segment as provided under Section 3(e) above), the Company shall provide Executive with a payment equal to a prorated portion of his performance-based annual bonus for such year.  The prorated amount shall be determined based on performance to date and on the number of days which have elapsed in such fiscal year through the date of the Change of Control. Following receipt of this payment, Executive shall forfeit any further rights to this annual bonus.

5.   Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)   Cause.  “Cause” means any of the following: (i) Executive’s commission of a felony or misdemeanor that involves fraud, dishonesty or moral turpitude; (ii) Executive’s willful or intentional material breach of this Agreement or the Company’s Confidentiality Agreement and Covenant Not to Compete, or any material breach of this Agreement or the Company’s Confidentiality Agreement and Covenant Not to Compete that is not corrected within thirty (30) days of notice from the Company; (iii) willful or intentional material misconduct by Executive in the performance of his duties; (iv) Executive performs his duties in a manner that is grossly negligent; and/or (v) Executive fails to cooperate in any governmental investigations or proceedings.

(b)   Change of Control.  “Change of Control” shall be deemed to have occurred on the first to occur of any of the following:

(i)   any person (as such term is used in Rule 13d-5 under the Exchange Act) or group (as such term is defined in Section 3(a)(9) and 13(d)(3) of the Exchange Act), other than a Subsidiary, any employee benefit plan (or any related trust) of the Company or any of its Subsidiaries or any Excluded Person, becomes the Beneficial Owner (as defined in Rule 13d-3 (or any successor rule) of the Securities and Exchange Commission under the Exchange Act of 1934) of 50.1% or more of the Common Stock of the Company or of Voting Securities representing 50.1% or more of the combined voting power of the Company (such a person or group, a “50.1% Owner”), except that (A) no Change of Control shall be deemed to have occurred solely by reason of such beneficial ownership by a corporation with respect to which both more than 49.9% of the common stock of such corporation and Voting Securities representing more than 49.9% of the aggregate voting power of such corporation are then owned, directly or indirectly, by the persons who were the direct or indirect owners of the common stock and Voting Securities of the Company immediately before such acquisition in substantially the same proportions as their ownership, immediately before such acquisition, of the Common Stock and Voting Securities of the Company, as the case may be and (B) such corporation shall not be deemed a 50.1% Owner; or

(ii)   the directors serving on the Company’s Board of Directors as of the end of the fiscal year immediately preceding the date of the transaction cease for any reason to constitute at least one-half of the directors of the Company then serving; or

(iii)   immediately prior to the consummation by the Company of a merger, reorganization, consolidation, or similar transaction, or a plan or agreement for the sale or other disposition of 50.1% of the consolidated assets of the Company or a plan of liquidation of the Company (any of the foregoing transactions, a “Reorganization Transaction”) which is not an Exempt Reorganization Transaction (provided however, there shall be no Change of Control unless the Reorganization Transaction is actually consummated).

Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of this Agreement would result in the imposition of an additional tax under Section 409A of the Code if the foregoing definition of “Change of Control” were to apply, but would not result in the imposition of any additional tax if the term “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation Section  1.409A-3(i)(5), then “Change of Control” shall mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Section 409A of the Code.  For purposes of the definition of Change of Control under this Agreement, any defined terms used but not defined herein shall have the meaning set forth in the AMCOL International Corporation 2010 Long-Term Incentive Plan.

(c)   Disability.  “Disability” means that Executive has been unable to perform Executive’s Company duties for more than twelve (12) weeks in any twelve (12) month period as a result of Executive’s incapacity due to physical or mental illness.

(d)   Voluntary Termination for Good Reason.  “Voluntary Termination for Good Reason” means Executive voluntarily resigns from employment with the Company within thirty (30) days of one or more of the following events which occurs without Executive’s consent and which remains uncured thirty (30) days after Executive’s delivery to the Company of written notice thereof:

(i)   a material reduction in Executive’s duties and responsibilities as an executive of the Company or the segment, business unit or group that is or was formerly part of the Company; provided, however, that a reduction in Executive’s duties or responsibilities solely by virtue of the Company’s being acquired and becoming part of a larger entity (e.g., when Executive continues to have the same duties and responsibilities, following a Change of Control, for the segment, business unit or group that was formerly part of the Company, but does not have similar duties and responsibilities for the acquiring company) shall not by itself constitute Voluntary Termination for Good Reason provided the Executive’s scope of responsibilities, reporting duties and access to senior management remain substantially similar; and, provided further, that a Voluntary Termination for Good Reason shall be deemed to occur if during the one hundred twenty (120) days prior to the occurrence of a Change of Control a  material reduction in Executive’s duties and responsibilities has occurred and Executive resigns within thirty (30) days after the Change of Control;

(ii)   a material reduction by the Company in Executive’s base salary,  target bonus opportunity or equity compensation in effect immediately prior to such reduction; and

(iii)   a relocation of Executive without his or her written consent, to a facility or location more than fifty (50) miles from the Executive’s office immediately prior to the Change of Control.

6.   Successors.

(a)   Company Successors.  The Company will require any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets (or a majority of an operating business segment of the Company within the meaning of Section 3(e)) to assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 5(a) or which becomes bound by the terms of this Agreement by operation of law

(b)   Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7.   Notice.

(a)   General.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following sending via Federal Express or other overnight courier service.  In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)   Notice of Termination of Employment.  Any termination of Executive’s employment by the Company for Cause or Disability or by Executive pursuant to a Voluntary Termination for Good Reason shall be communicated by a notice of employment termination to the other party given in accordance with Section 7(a) of this Agreement.  Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the effective termination date (which shall be not more than thirty (30) days after the giving of such notice).  Any notice of a Voluntary Termination for Good Reason must be provided by Executive within thirty (30) days of the occurrence of a event listed in Section 5(d) above, shall set forth the facts and circumstances claimed to provide a basis for Voluntary Termination for Good Reason and allow the Company thirty (30) days in which to cure such condition.  The failure by either party to include in the notice any fact or circumstance that contributes to a showing of Voluntary Termination for Good Reason or termination for Cause or Disability shall not waive any right of the party hereunder or preclude the party from asserting such fact or circumstance in enforcing the party’s rights hereunder.

8.   Executive Covenants.  Executive reaffirms that he is bound by the Company’s Confidentiality Agreement and Covenant Not to Compete, a copy of which is attached hereto as Exhibit B and incorporated by reference herein.

9.   Code Section 280G.

(a)   In the event that: (i) the aggregate payments or benefits to be made or afforded to Executive under this Agreement or any other agreement which are deemed to be “parachute payments” as defined in Section 280G of the Code or any successor thereof, (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code; and (ii) if (A) such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three times Executive’s “base amount,” as determined in accordance with Section 280G of the Code, and (B) the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus (a) the amount of tax required to be paid by Executive thereon by Section 4999 of the Code and further minus (b) the product of the Termination Benefits and the marginal rate of any applicable state and federal income tax, then (iii) the Termination Benefits shall be reduced to the Non-Triggering Amount.

(b)   If it is determined that Executive’s Termination Benefits shall be reduced pursuant to Section 8(a), the Termination Benefits shall be reduced in the following order: (i)  the acceleration of vesting of equity awards described in Section 3(a)(ii), and (ii) the cash severance payment in Section 3(a)(i).  Reduction in either cash payments or equity compensation benefits shall be made prorata between and among benefits that are subject to Section 409A of the Code and benefits that are exempt from Section 409A of the Code.

(c)   Any determination of whether there will be a limitation on payments to Executive pursuant to Section 8(a) above shall be made by the nationally recognized certified public accounting firm used by the Company immediately prior to the Change of Control or, if such firm declines to serve, such other nationally recognized certified public accounting firm as may be designated by Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive not less than ten (10) business days prior to the Change of Control.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  For purposes of making the calculations required by this Section 8, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

(d)   Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in a loss by the Company of any portion if its tax deduction for payments made by the Company to Executive due to the application of Section 280G of the Code.

(e)   Notwithstanding any other provision of this Section 8, the Company may withhold and pay over to the Internal Revenue Service for the benefit of Executive all or any portion of the applicable taxes under Section 4999 of the Code that it determines in good faith that it is or may be in the future required to withhold, and Executive hereby consents to such withholding.

10.   Miscellaneous Provisions.

(a)   Arbitration.  Except as set forth in the following sentence, the parties agree to submit any and all controversies, disputes or claims arising from or relating to this Agreement to binding arbitration before a single arbitrator in Chicago, Illinois (unless the parties agree in writing to a different location) in accordance with the American Arbitration Association's National Rules for Resolution of Employment Disputes then in effect.  Any controversies, disputes or claims arising from or relating to the sale of a majority of an operating business segment of the Company as provided in Section 3(e) of this Agreement shall not be submitted to arbitration.  The determination of the arbitrator will be conclusive and binding on the Company and Executive, and judgment upon the award rendered may be entered by a court with jurisdiction.  The arbitrator shall have discretion to award reasonable attorney’s fees and costs to the prevailing party.

(b)   Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)   Whole Agreement.  No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.  The Agreement and the Confidentiality Agreement and Covenant Not to Compete attached as Exhibit B represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same.

(d)   Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois, as applied to agreements among Illinois residents entered into and to be wholly performed within the State of Illinois (without reference to any choice or conflicts of laws rules or principles that would require the application of the laws of any other jurisdiction).

(e)   Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g)   Code Section 409A.  This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Code, and any payment scheduled to be made hereunder that would otherwise violate Section 409A of the Code shall be delayed to the extent necessary for this Agreement and such payment to comply with Section 409A of the Code.

(i)   Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable to Executive hereunder unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder.  In addition, if Executive is deemed by the Company at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (ii) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.  Finally, to the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(ii)   Additionally, in the event that following the date hereof the Company or Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

(iii)   For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

(iv)   Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

AMCOL INTERNATIONAL CORPORATION By: James W. Ashley, Jr. Title: Secretary Date: March 11, 2011

EXECUTIVE: /s/ Donald Pearson Donald Pearson Date: March 11, 2011